March 3, 2010


By U.S. Mail and Facsimile to (847) 615-4091


Mr. Edward J. Wehmer
President and Chief Executive Officer
Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, Illinois 60045

Re:	Wintrust Financial
File No. 000-21923
Form 10-K for the fiscal year ended December 31, 2008
      Definitive Schedule 14A filed April 20, 2009
Form 10-Q for the period ended March 31, 2009
Form 10-Q for the period ended June 30, 2009
Form 10-Q for the period ended September 30, 2009


Dear Mr. Wehmer:

      We have completed our review of your filings. We have no further comments at this time.


						Sincerely,



						Michael Clampitt
						Senior Attorney